2-August-2022
LCI Industries (LCII)
Q2 2022 Earnings Call

CORPORATE PARTICIPANTS

Brian Michael Hall – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Scott L. Stember – Analyst, MKM Partners LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Kathryn Ingram Thompson – Analyst, Thompson Research Group LLC
Michael Swartz – Analyst, Truist Securities, Inc.
Fred Wightman – Analyst, Wolfe Research LLC
Bret Jordan – Analyst, Jefferies LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to today’s LCI Second Quarter 2022 Conference Call. My name is Dru, and I’ll be coordinating your call today. [Operator Instructions]

I’m now going to hand over to Brian Hall to begin. Please go ahead.
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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries’ second quarter 2022 conference call. I am joined on the call today by Jason Lippert, President, CEO, and Director. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which would cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Good morning, everyone, and welcome to LCI’s second quarter 2022 earnings call. Continuing on our momentum from the beginning of the year, we delivered another quarter of incredible performance, thanks to the solid competitive differentiation we have built up in our aftermarket, Europe, marine, and other adjacent industries, coupled with our culture, innovation, and customer experience, we are consistently finding ways to grow our value. As we continue to drive our diversification strategy forward, we are creating strong, growing businesses, which greatly help mitigate the cyclicality of our RV OEM business, which we believe will generate great value for years to come.

We ended the quarter with $1.5 billion in revenues, up 40% year-over-year, with strong demand across the markets we serve to support double-digit revenue growth in each of our core markets. Our recent acquisitions of Furrion, Girard, Trazcor, and others added approximately $81 million in net sales for the quarter, helping expand our market share in new high-growth markets. Our successful diversification initiatives continue to show fantastic results and improve our financial performance and strengthen our balance sheet, giving us the flexibility to execute on our strategic priorities and further invest in our business.

RV OEM sales increased 52% during the second quarter of 2022 compared to 2021, reaching $906 million, driven by elevated wholesale shipments and market share gains. The North American RV market continues to be the foundation of our success in our OEM space. Despite the impacts from a constantly evolving macroeconomic environment, including record inflation, the outdoor recreation space has continued to grow as travelers recognize the advantages of camping, boating, and RVing over the experience of airline travel and hotel lodging and the soaring inflation associated with those two categories.

Outdoorsy, the world’s largest RV rental and outdoor experience marketplace, recently shared data illustrating the seven-day family trip has an average gas cost of $275. That’s less than one night stay in many hotels and less than the cost of a typical airline ticket. To add, the recent 40% increase in hotel prices and 25% increase in the airline and rental car prices all outpaces rising fuel costs impact on RV travel. Since 2021, the average RV trip quoted by Outdoorsy has risen only $5.

For families looking for an affordable, safe and hassle-free vacation experience, an outdoor trip is clearly an attractive and an affordable option. In addition, listing vehicles on peer-to-peer rental sites is easier than ever, expanding accessibility for potential RVers while helping out first time owners looking to monetize their vehicles. Because the typical family only uses the RV for a few weeks a year, they now have the option to rent their RVs on these little platforms, significantly lowering the total cost of ownership.

Current rental platforms like Outdoorsy and RVshare have also recently enabled customers with the option to deliver rental RVs to campsites directly, significantly lessening the hassle involved in the rental process, as well as eliminating the fear that some people associate with towing an RV for the first time. Neither of these [ph] options existed (00:04:30) [indiscernible] (00:04:31) before 2020, and we expect these types of advancements to continue to help support the secular shift in popularity towards RVing and the outdoor lifestyle.

LCI also delivered strong content growth across the board, as we drove new product development to capture demand for our innovative offerings. In the second quarter, content per towable RV increased 49% to a record $5,382, while content per motorhome RV for the second quarter of 2022 increased 35% to $3,569. Many content gains can be attributed to new products brought on through our innovation process, as well as acquisitions like Girard and Furrion.

Further, because we had ample inventory over the course of the last two years, we strategically added to our market shares and various product lines, picking up business from supplier peers who’ve struggled to meet demand during that time. Based on feedback that we’ve received, dealer total inventories are now very full, and the industry remains on track for another strong year from a total unit standpoint, but the next 12 months look to be challenging with respect to OEM volumes as dealers work down their inventories.

Our long-standing and seasoned leadership team is prepared to adjust our business to these new levels as long as necessary. As volume skyrocketed in 2021 and 2020, we focused on investment in second and third shifts to increase our output and our core product lines, creating a flexible cost structure that enables us to quickly and easily adapt to changes in the production environment while helping us maintain solid levels of profitability. Second and third shifts are much easier to flex than if we had added new buildings.

We’re also continuing investment in automation and manufacturing improvement projects throughout our business to ensure that we have flexibility to scale in line with industry demand. In 2022, we have a goal of completing 10,000 continuous improvement projects as part of our corporate-wide continuous improvement program, which involves every team member at every level. Our team of continuous improvement experts are dedicated to finding every opportunity to help improve our cost structure, as many of our input costs continue to rise.

Moving to aftermarket, revenues grew 13% year-over-year, supported by a combination of organic and inorganic growth. RV aftermarket was up close to 40%, while our automotive aftermarket was flat after growing almost 50% in the last two years since we acquired Furrion. We are also realizing content gains from our acquisition of Furrion and are finding ways to incorporate this advanced appliance to deliver sophisticated new product offerings to our existing aftermarket customer base. We are particularly excited about the off-grid solar supply product, cameras and tankless hot water heaters that will enable customers to camp more effortlessly.

Margins were somewhat softer in the aftermarket during the quarter, as we eased production in our CURT automotive business due to their customers’ stabilized inventories. We do expect this impact to be largely seasonal and short term, and we have plans to adjust operation to enable a return to historical margin levels. That said, we continue to see strength in our RV aftermarket business as hundreds of thousands of RVs on the road enter the repair, replacement and upgrade cycles. We are focused on both supporting and maintaining this growth through developing an unmatched service and customer experience.

To follow up the resounding success of our Lippert Getaway rally last year, we are holding our second rally in August in Pine Mountain, Georgia, where we will leverage our amazing LCI service teams to directly engage, serve and collect real feedback from hundreds of RVers that are coming to the event. Finding ways to creatively engage the

RV consumer has led to a great return on investment for our business, helping us build real trust and real relationships with RVers who keep coming back to the Lippert brand.

Turning to our second quarter adjacent market, revenues rose 37%, again, driven by heightened demand in our marine business, along with strong content growth. The marine market currently has a solid near-term growth runway compared to the RV OEMs, which should help stabilize our revenue streams over the course of the remainder of 2022 and 2023. Looking forward, boat inventories remain low all over the country giving Marine a great growth trajectory, as we drive to expand market share to industry-leading brands and supply key products like windshields, furniture, shade products and many other key marine components.

Like in RV, innovation of new products, like our electric biminis, continue to bolster our marine sales in the OEM and aftermarkets into the future. Similarly to RV, we are working to expand our marine customer experience programs for boaters everywhere. Our Captain’s customer experience group now boasts over 1,000 members and are giving us immense feedback. We will continue to encourage these brand ambassadors to offer ideas for services and products to help ensure we stay on the leading edge of the industry.

In addition to marine, manufactured housing has seen significant increases lately as well, and not only manufactured housing, but residential housing as well. Our window products for both markets are gaining a lot of ground. For manufactured housing, it’s important to remember that with our chassis and window products, every 10,000 units that the industry grows equals about another $20 million in sales with relatively low incremental cost for the LCI business. We have many manufactured housing customers that are adding facilities due to meaningful growth in their businesses today.

Our international businesses grew 5% for the second quarter of 2022 compared to the same quarter in 2021. Caravan registrations decreased 27% with registrations in Germany, the largest market, down 11% during the quarter. Uncertainties surrounding chip shortages for their motorhome chassis, economic slowdown and inflation will continue to challenge our European business into early next year, but will likely extend the demand tail over the longer term.

Further, our direct exposures to these headwinds have been fairly limited, as the international market represents just 7% of our total revenues. As the chip shortages get resolved, it is very likely that there will be a whiplash effect in industry production as the OEMs in Europe will rush to fill demand at dealer lots much like the US did over the last two years.

Moving to our innovation highlights, our customers are increasingly coming to LCI for technologically advanced products, and we have been very successful in leveraging this demand to drive margin expansion and content growth throughout our business. In July, we introduced CURT’s RV-industry-first independent suspension in our axle lineup which reduces the vibration found in the traditional axle RV platforms. With more RVs going off road and off grid, this innovation should prove extremely valuable for our customers.

We are rolling out Furrion’s new power cord set into many of the industry’s leading brands, increasing functionality for consumers while immediately helping us add content across the board. Every RV needs a power cord, and our new cord is another industry-first, reducing cord weight by 30%. We launched ABS brake technology this year with one of our largest OEMs and already have several other OEMs lined up for launch early next year. We believe ABS systems are a much needed technology in today’s recreational vehicles and will eventually be the norm.

Also worth mentioning is the Furrion tankless hot water heater. We’re working to make the old tanked heater technology obsolete and give customers what they want, hot water in seconds. Our innovation teams have been operating at a high gear to drive new product development, including solutions that will help complement the electrification of automobiles and much more.

In addition to innovation, our continued passion and emphasis on culture has set us apart from our competitors. Our culture initiatives, including philanthropy programs and leadership and coaching programs, have successfully made Lippert a place where people come to us to grow and develop as human beings, not just as professionals.

Due to these initiatives, retention rates remain elevated and we’ve seen that higher retention needs improved safety, efficiency, quality and innovation, which are the true cornerstones of our business. We continue to invest in improving our team member resources to help ensure that we can consistently elevate our output while providing a workplace that fosters personal and professional growth.

Regarding capital allocation, our focus remains on paying down debt and the integration of our recent acquisitions, or returning capital to our shareholders at a rate above our industry peers. Investment towards innovation and operational enhancements remains the focus point for our teams in order to drive efficiency, quality, and profitability throughout the business.

In the second quarter of 2022, we allocated $15 million into growth and automation CapEx, and expect to spend an additional $35 million in the remainder of the year. We are working to maintain a solid financial position and balance sheet in order to achieve these goals as we continue to propel our business forward. No matter how challenged the industry may get, history has proven two things to us: First, the downturn is never as long as many fear; and second, we have one of the best and most seasoned management teams that have guided the business through these types of times in great shape.

In closing, we want to thank all of our team members for their dedication and hard work as we continue to meet demand for all our segments, of striving to deliver quality products, and the best experience of each and every customer. Our performance continues to be supported by our strong foundation and leadership and culture, as well as our operational strength and expertise of our workforce, guided by an incredible and experienced leadership team. As we look forward, we will strive to deliver continued outperformance while generating value for our stakeholders as the year progresses.

I will now turn to Brian Hall, our CFO, to give more detail on our financial results.

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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the second quarter increased 40% to $1.5 billion compared to the prior-year period, supported by continued execution to meet strong market demand. Acquisitions contributed $81 million or 7% growth to our quarterly results, with organic growth contributing the balance or 33% of the improvement. While we have seen retail demand across many of our markets temper from the historical levels of 2021, July sales were up 5% to $368 million versus July 2021, demonstrating positive trends as we move into the second half of 2022, a testament to our diversification efforts which are helping to offset the deceleration we are experiencing in North American RV production.

Q2 2022 sales to RV OEMs increased 52% compared to the prior-year period, driven by strong wholesale shipments and market share gains stemming from content expansion in towables and motorhomes. Content per towable RV unit increased 49% to $5,382, while content per motorized unit increased 35% to $3,569 compared to the prior-year period. Towable content growth can be attributed to organic growth of 12%, in addition to the impact of price increases enacted at the start of the year. Acquired revenues contributed 7% of the year-over-year growth in towable content per unit.

We saw a great performance in the marine market, driven by the same trends seen in the RV OEM market, and North American marine sales increased 44%. Content per power boat increased 71% to $1,848, driven by market share gains and price increases. In all, sales to adjacent industries grew 37% versus the prior-year period, supported by strong growth in marine sales, as well as meaningful growth in our manufactured housing business, which has remained elevated as the broader housing market has slowed recently. Aftermarket segment sales increased 13% and international sales increased 5% year-over-year, as the recreational space continues to attract millennials and new customers.

Gross margins were 26.6% compared to 23.6% in the prior-year period, supported by strong operating leverage and efficiency, as well as realization of price increases which were implemented earlier in the year necessary to combat rising steel, aluminum and freight costs.

SG&A as a percentage of sales decreased year-over-year due to fixed cost spread over a higher sales base. Operating margins increased roughly 565 basis points compared to the prior-year period, driven by operational leverage on significant sales growth and the successful implementation of our continuous improvement efforts.

GAAP net income in Q2 2022 was $154.5 million or $6.06 per diluted share compared to $67.9 million or $2.67 per diluted share in Q2 2021. This increase is reflected by robust demand as well as effective cost management. EBITDA increased 108% to $250.7 million for the second quarter compared to the prior-year period.

Non-cash depreciation and amortization was $63.7 million for the six months ended June 30, 2022, while non-cash stock-based compensation expense was $13.7 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $140 million during the full year of 2022, primarily due to increases in capital investments to enhance production capacity and enable further manufacturing efficiencies.

For the six months ended June 30, 2022, cash generated from operating activities was $348 million, with $52 million being used for business acquisitions, $71 million for capital expenditures, and $50 million was returned to shareholders in the form of dividend. Operating cash flows were again positively impacted by increased earnings and as inventories continue to normalize, we anticipate a further reduction in the impact of working capital on cash generation.

Driven by our strong operating cash flows, we were also able to deleverage, making net payments of over $168 million on outstanding borrowings in the first six months of 2022. At the end of the second quarter, we had an outstanding net debt position of $1.1 billion or 1.3 times pro forma EBITDA adjusted to include LTM EBITDA of acquired businesses.

With the constantly evolving operating environment, we are focused on maintaining a strong balance sheet and continue to target a long-term leverage of 1.5 times net debt-to-EBITDA. In the near term, we are working to integrate recently completed acquisitions, which we expect to positively impact our operating cash flows in the coming quarters. For the full year 2022, capital expenditures are anticipated in the range of $120 million to $140 million.

As we look forward to the remainder of 2022, given the modest slowing in retail demand within the North American RV market compared to the all-time industry record achieved in 2021, OEMs continue to balance inventories to align current retail demand with industry production output. As a result, we anticipate RV production levels to decline in the second half of 2022 from those experienced in the first half of 2022, partially offset by growth in the other markets we participate. The decrease in RV production, coupled with the contractual sales price reductions effective July 1st related to declines in steel, aluminum and freight costs, will negatively impact top line growth rates. As such, we anticipate year-over-year growth rates to decline to approximately 5% to 7% in the third quarter.

Further, given the aforementioned expectations, we anticipate margin contraction on a sequential basis, as we progress through the remainder of 2022. In Q3 2022, we anticipate operating margins to decline between 6% and 7%. Longer term, as we move towards the end of 2022, we continue to generate strong profitability as efficiencies are driven throughout our business since we utilize our leverage of fixed costs with second and third shifts. We believe these dynamics will support margin expansion over the long term.

Further, additional price increases and operating cost adjustments anticipated in the coming months will support strengthened margins towards the end of the year and into 2023. We remain committed to investing in innovation, our facilities and our team, all cornerstones of our long-term strategy. We are confident that our talented and experienced leadership team position LCI for continued long-term growth.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. So, we’ll now start today’s Q&A session. [Operator Instructions] So, our first question today comes from Scott Stember from AKM Members (sic) [MKM Partners] (00:21:29). Your line is now open, Scott.

<Q – Scott Stember – MKM Partners LLC>: Good morning, and thanks for taking my question, guys.

<A – Jason Lippert – LCI Industries>: Hey, Scott.

<A – Brian Hall – LCI Industries>: Hey, Scott.

<Q – Scott Stember – MKM Partners LLC>: Jason, could you maybe just follow up – or get a little more granularity on your comments about inventories being very fall, and could you also maybe just talk about what you’re seeing right now, the level of production cuts that you’re seeing from your customers on a year-over-year basis?

<A – Jason Lippert – LCI Industries>: Yes, sure. So, I’ll address the production cuts first. And honestly, it’s worked in the past with a little down-clicks where the industry typically slams on the brakes more than they do eas into some kind of meaningful transition. So, we’re always prepared for those types of things. I mean, it’s just the way it is and we just live with it in the industry. But we went from full production months to – the next couple of months look like 12 production days approximately. We have visibility over the next two months. So, August and September, we expect 12 days of full production on the RV side. But as we keep pounding to – the message – we’re diversified in so many other businesses because our housing business is growing very strongly and marine business is growing strongly, our aftermarket business for RV is still super strong at 40% plus, power sports, you look at all the other industries and we’re – and those are going to continue to help offset some of down-click in RV.

So – but I’d say the next couple of months, it’s 12 production days, maybe plus a month. West Coast RV manufacturers seem to be running a little bit better than the Elkhart County groups. And then with respect to dealer touch points, I’m talking to some of the larger dealers every week, and I think May retail was obviously not so great, but June seemed to be better for everybody and July seemed to mirror June. So, I’d classify the dealer retail activity as decent and certainly as we look to really downscale the OEM production, retail as of this minute is far outpacing what wholesale is producing. So, that process has started and in a matter of months, we’ll be we back to a healthy balance likely.

<Q – Scott Stember – MKM Partners LLC>: All right. And maybe – obviously, we could all appreciate the diversified business model you have. But maybe just give us a little bit more maybe high level color of the other pieces of your business, how big they are, how strong they are? We know that marine is doing very well right now. But maybe talk about manufactured housing and a few of the other segments that we could look for or we could track in the next few months.

<A – Jason Lippert – LCI Industries>: Yes. I mean, we’ve been up anywhere from 35% to 70% month by month on our housing, which is – if you look at the residential and manufactured housing businesses, it’s a couple of hundred-million-ish. Our marine business is what, Brian, approaching...

<A – Brian Hall – LCI Industries>: North American marines around the [ph] $130 million (00:24:43) a quarter.

<A – Jason Lippert – LCI Industries>: A quarter. Yeah. So...

<A – Brian Hall – LCI Industries>: [indiscernible] (00:24:49)...

<A – Jason Lippert – LCI Industries>: Yeah. So, call it close to $500 million there, and that’s growing significantly right now. As we said, the RV – or the marine inventories are significantly low right now. So, the supply chains are just starting to free up enough where they’re not having supply chain issues every day and they’re able to run what they’d like to run to be able to meet the dealer demand either up or – we keep saying RV is down, it is, but the rail and marine businesses in Europe are both doing well. Our marine business there is going to have their – a record quarter coming up. So, marine and rail in Europe is good.

And then again, you look at some of the power sport businesses, less meaningful dollars, but still part of our diversification. What am I forgetting? We talked about RV aftermarket. That’s going to continue to grow at a – probably a 30% to 50% clip and that’s a $400 million piece of our business, just the RV aftermarket and marine aftermarket piece. So, hopefully, that’s some good color. If you look at Q3 going forward, RV might be 45% or so of our business in kind of this new environment for a period, and that other 60% is going to continue to grow and help offset what we’ve seen on the RV side.

<Q – Scott Stember – MKM Partners LLC>: All right. Just last question...

<A – Jason Lippert – LCI Industries>: [indiscernible] (00:26:14)...

<Q – Scott Stember – MKM Partners LLC>: ...before I jump back – oh, great, thanks. Before I jump back in the queue, just last question on the content side, with Furrion coming aboard and you talked about a whole bunch of stuff that’s coming on, how should we look at the organic content rates going forward, particularly with this new power cord that you talked about, the anti-lock brakes, and all this other stuff?

<A – Brian Hall – LCI Industries>: Hey, Scott. This is Brian. I think here in the short term anyways, as we pointed out in our prepared remarks, year-over-year, our content growth of – 49% year-over-year growth. About 12% of that is organic growth today. And with that – we’ve talked in the past with that being a trailing 12-month computation and the timing of some of that new business getting layered in. That will continue to grow. I do think that that will ultimately, here in the third quarter, reach somewhere around 15%-type year-over-year growth. That’s all organic, with the remainder being pricing and acquisitions that we’ve called out, and the acquisitions were up 7% and shouldn’t change greatly in the -at least the short term, so--.

<A – Jason Lippert – LCI Industries>: And to add to that, we’re looking at close to $250 million to $300 million in new business adds post the model change coming up here in September. So, that’s all figured at a -more of a $400,000-ish run rate, so that’s a significant amount of new business add. Some of that coming from Furrion, some of that’s coming from some of our other newer product launches, other is coming from just market share gains.

But ABS is something we’re super excited about. It’s going to take three to four years to really penetrate the entire industry on that which we feel that we will. Same thing with the power cord set and some of the new products, hot water heaters trying to convert. That’s an easier conversion for us because there’s already tanked heaters in every RV that we have no business on, and our goal is to take 400,000 to 500,000 RVs and put tankless hot water heaters in them. So furnaces are coming soon for us, which is another big appliance that we’re selling zero of today. So, you look over the course of a couple of years and what we can do to get meaningful volume there, it will continue to add up.

<Q – Scott Stember – MKM Partners LLC>: Great. Thanks, guys.

Operator: Our next question comes from Daniel Moore from CJS Securities. Your line is now open, Daniel.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Thanks, Jason and Brian, for the color, especially on the RV side. Marine, obviously, it looks like you’ve still got a good runway. Maybe just give us an update where you see inventories and if – kind of a timetable of your best guess of when you would expect them to be more imbalance (sic) [in balance] or closer to where we are on the RV side, just do you see growth in production through the first half of 2023 at this stage? Any additional color would be great. Thanks.

<A – Jason Lippert – LCI Industries>: Yeah. That’s a great question. I think easily through the first quarter, we feel confident, especially with the pontoon production, which is most of the – where most of our business settles in, where most of our content is on boats. Some of the big water boats and fiberglass boats, those powerboats there, their dealer inventory seem maybe like it’s going to be more toward the end of the year. But we still feel we’ve got a lot of runway and still a lot of content and market share, taking the opportunity with especially the pontoon business out there that’s growing at a pretty nice clip.

<Q – Dan Moore – CJS Securities, Inc.>: Great. And second for me is, you’ve got a balance sheet that – it’s in great shape going into any kind of temporary slowdown. Maybe talk about that in prior pullback, slowdowns, your ability to gain share both organically and via M&A and whether you might see more opportunity in that type of environment. And that’s it for me. Thanks.

<A – Jason Lippert – LCI Industries>: Yeah. Yeah, that’s another good question. We’re already seeing activity and opportunity in the acquisition space because people see the writing on the wall and there’s some people that had high inventories coming into this little bit of a slowdown. And if you’re purely RV, that’s a trouble spot for a lot of – in these smaller to midsized businesses.

So, there’s already opportunities on the table and we’re excited over the next, probably, 6 to 12 months to evaluate those as they come along. And there’s certainly going to be opportunities like there was – this isn’t like in 2008, 2009 because we’re much further along in diversification on our end and we feel like this is going to be a shorter blip because, like I said earlier, the inventories are starting to right-size now with wholesale production really pulling back and retail still being fairly decent. So, there’ll be opportunities for sure.

Operator: Thank you. Our next question comes from Kathryn Thompson from Thompson Research Group. Your line is now open.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Hi. Thanks for taking my questions today. If you look back at the history of Lippert, manufactured housing was a much bigger portion of your business and you’ve diversified. But given where we are with affordable housing, the landscape has obviously changed. One of the impediments historically had been around financing for manufactured housing. I guess couple of questions related to manufactured housing specifically. First, what does the financing landscape look like today and how is it different since pre-Great Recession? And then also, where are you seeing demand strength from a geographic standpoint for your manufactured housing product? Thank you.

<A – Brian Hall – LCI Industries>: Yeah. Hi, Kathryn. I think financing, obviously, has been a bumpy road over the last decade or so. So, with interest rates changing upward today, I’m sure things are changing in that landscape as well. I certainly – not specific to the manufactured housing world, but across a lot of our markets, the financing has still been relatively, I would say, strong where you haven’t seen a great deal of delinquencies. Credit scores are some of the higher that we’ve seen in the past. So, I think those are contributing a lot to all markets, including manufactured housing.

And certainly to your point, it’s still relatively small as a percentage of our total sales, but certainly something that we know a market really, really well and have great partnerships with many of the OEMs. And I think Jason mentioned, for every 10,000 units, how much just at our content today additional top line growth that gives us. And I think with what’s happened, what’s tightened up in the typical stick-built home market that we’ve seen over the last 30 days or so, certainly manufactured homes is a tremendous opportunity for the consumer to find affordable housing.

<A – Jason Lippert – LCI Industries>: Yeah. And with the typical average mean price of a stick-built home at $400,000-plus, I mean, there’s a much bigger gap between manufactured housing today than what there was with stick-built housing back 15, 20 years ago.

So, the real quick answer to your other question is, you look at Cavco, Champion, Clayton, some of the bigger players in the business, they’re all adding capacity right now, probably a tune of, between the three of them, more than 12 facilities. They’re running out of capacity and coming to us on chassis. We’re putting a chassis plant up. We’re just finalizing the last parts of that and launch in September. So, we’ll actually be building chassis – again in Texas, we haven’t added a manufactured housing plant to our portfolio in over 20 years. So, that’s really a bright part of the housing business for us today. We’re still building a lot of windows today and a lot of chassis for the housing businesses. And we’ve recently expanded in the last few year our vinyl window product to the residential new site-built home.

So, we’re actually selling distributors in the site-built market that are building new homes that aren’t manufactured housing. We’re doing quite a bit of windows there and are continuing to expand that business because it’s a really big market and we’re really good at building windows. And on all those stuff, chassis and windows, we’ve got ample capacity. All we have to do is add team members to the plants we already have. And then, we’re seeing a lot of those capacity being added in the Southeast and in Texas and things like that, so – but we think that that’s going to continue over the next couple of years, the trend there, for adding capacity in the manufactured housing side.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Helpful. In Texas, you cited in the Southeast, what is your projection – you give projections for RV in terms of shipments, do you have a similar one for manufactured housing?

<A – Jason Lippert – LCI Industries>: Well, we see it going to 200 – I mean, we see it getting closer to 200,000. I mean, we were, if you remember – 2011, we were probably in the 48,000, 45,000, and it’s just been slowly climbing back. And we see that momentum continue. So, I won’t be surprised to see you get over 200,000 in the next couple of years.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And just for those calling in, the perspective, what was it last year?

<A – Jason Lippert – LCI Industries>: Last year, I want to say 130,000-ish maybe.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Yeah.

<A – Jason Lippert – LCI Industries>: Again, every 10,000 homes that are built, another $20 million in top line for us, so.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Yeah. Okay. And then – and historically, those margins had been relatively better. Is that still proving to be the case today?

<A – Jason Lippert – LCI Industries>: Still true today. Yeah.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Then just kind of being the devil’s advocate, it makes a lot of sense to see tapping the brakes on the RV business, but why wouldn’t that eventually be the case for categories that are in the leisure area, including boating?

<A – Jason Lippert – LCI Industries>: Oh, I think for sure, will, it’s just not going to happen – because they were so slow to get supply chain ramped up, and we’re a little bit more careful for whatever reasons why they did that. It’s just going to extend that tail into the middle of next year likely, so--. And then, we expect inventories will get full there. But by that time, RV should be right-sized and we’ll see RV take back up again. So, we’ve got this nice push-and-pull action going between these two categories.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay, great. Thank you so much. I really appreciate it.

<A – Jason Lippert – LCI Industries>: Thanks, Kathryn.

Operator: Our next question comes from Mike Swartz from Truist Securities. Your line is now open.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, good morning, guys. Maybe starting off with Brian, I think some of the commentary just on margins for the back half of the year, I just want to make sure I heard it right. Did you say that you expect EBIT margins in the third quarter to be 6% to 7% and then, kind of, I guess, improve over the course of the fourth quarter into 2023? And then, I guess, if that’s the case, maybe just walk us through the moving pieces behind that outlook.

<A – Brian Hall – LCI Industries>: Yeah. Hey, Mike. Certainly, if you went back a quarter gauging where we thought RV production was going to land for the remainder of the year, Q2 we thought was going to be a little bit lighter than what actuals we ended up with. And we talked about the back half of the year being somewhere around very low-double digit percent-type margin. We’ve seen more of that get pulled forward. The front part of this year, certainly in Q2, it didn’t fall off as dramatically as what we’d originally anticipated. So, you’re seeing a little bit of that margin pull-forward into the second quarter. And then, the third and fourth quarter result in a little bit lighter margin.

So, I think that higher – high-single digit type margins for the back half, certainly going into Q3. We’re rightsizing the business quickly. So, a lot of the typical levers between overtime reductions and dropping down production days where necessary depending on which market we’re talking about. We’re making a lot of those changes as we speak. So, certainly, anticipate that Q3 declines by – what I had intended to say in my remarks was that it would decline 6% to 7% from where we were in the second quarter. That’s going to get you pretty close to be around 7 – high-single digit type margins.

But then, as you move into the fourth quarter and beyond, obviously, we will still be executing on rightsizing the business. Commodities are a bit volatile, so it’s tough to gauge with 100% accuracy where price increases end up with our contractual arrangements. But we certainly have seen those declining in the more recent months, but who knows where that goes and what that ultimately means for the fourth quarter and the beginning of 2023.

But really, it’s all about that RV volume. If I were to look at every – all these other markets, as we’ve talked, they’re going to continue to perform strong in the back half of the year. We don’t anticipate much change from how they’re running today, and it’s really just about that RV production volume and where that lands in the third and fourth quarter that’s causing the absorption of some of those costs here in the near term.

<A – Jason Lippert – LCI Industries>: And ultimately, it doesn’t change our outlook for double-digit top margins for the full year based on how it all plays out. And again, we couldn’t do that without having a strong marine aftermarket and some of our European businesses and housing businesses and other diversification.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. That’s helpful. And then just maybe touching on the second quarter, operating leverage came in a little stronger than I think most people had modeled, some of that – obviously, the factor of top line coming in stronger. But even if we look at it on a sequential basis, operating margins – or leverage were pretty strong given the step-down in revenue just quarter-to-quarter. So, I guess was there anything in the quarter that was, I guess, a tailwind, was it outbound freight, are there anything – I guess anything you can just call out, or is that just kind of what we can think about for operating leverage going forward?

<A – Brian Hall – LCI Industries>: Yeah. I mean, you certainly go on from the first quarter to the second quarter sequentially. We guided and actuals ended up within that range for the margin change. But I would tell you where we benefit a little bit more that we didn’t I think guide to was just where our material input costs landed. Certainly, when you’re on the tail-end of this, we suffer on the front side with our contractual arrangements, but then on the back side, there’s a period of time where we will benefit.

We were benefiting from that in the first quarter and then benefited a little bit more in the second quarter than what we’d originally anticipated just because steel had continued to come down, aluminum has now start continued to come down, freight costs have come down as well. So, there’s short periods of time where we will benefit from that. I wouldn’t necessarily say it’s something that – it’s always anticipate and carry into the third and fourth quarters, but it’s certainly a variable that’s there and ever changing as those markets are pretty volatile.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay, great. Thanks, guys.

Operator: Our next question comes from Fred Wightman from Wolfe Research. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. I was hoping – I don’t think you gave sort of a full year industry wholesale number. Do you mind just sort of giving us the latest and greatest on what you’re thinking for the full year on the RV side?

<A – Brian Hall – LCI Industries>: Yeah. Hey, Fred. It’s certainly a moving target. But I think if you went back to last quarter, we were in that 525,000 unit range. I still think that’s an opportunity, but I would say more 500,000 to 525,000 and we’re targeting more of the 500,000. Like I’ve continued to call out in discussions, you got to really compare and contrast the first half of the year versus the back half of the year. I think wholesale shipments in the first half were 324,000 units, so pretty hefty numbers. So, that should give you a good idea of what the trend looks like in the back half before we anticipate more of that 500,000 unit number for the year.

<A – Jason Lippert – LCI Industries>: And retail, 440,000 to 460,000, somewhere in there, which is a good healthy balance, especially considering how light the back half of the year is loaded with wholesale. Like I said, it’s going to – retail’s already starting to outpace what the wholesale current demand is. So, we’ll be back in good shape before too long.

<Q – Fred Wightman – Wolfe Research LLC>: Great. And then on the aftermarket business, the sales growth number there slowed sequentially. And I think there was also a comment in the prepared remarks just talking about margins being a bit below expectations. Can you just walk us through where the disconnect was and how to sort of think about that going forward?

<A – Jason Lippert – LCI Industries>: Yeah. So, half our business there is RV and marine aftermarket, and that’s growing pretty significantly right now, high-double digits. I mean, we were 40% here recently. The CURT business, which is a good chunk, 40% of the other half is – has grown 50-plus-percent over the last two years when we acquired that business. And then [indiscernible] (00:45:31) a real stark pullback here in recent months. So, we’ve seen demand fall off on the automotive side of our aftermarket. But we are still extremely bullish on the RV and marine side, it will continue to grow – that part of our business will continue to grow nicely with good margins. So, that’s why the numbers look a little wonky on the aftermarket because we kind of talk about the aftermarket as just one big piece of the business, but really we look at it as RV/marine as half and the automotive aftermarket as the other half.

<A – Brian Hall – LCI Industries>: And Fred, we don’t talk about the CURT business by itself too often, but to really understand it more – I know you understand the automotive market and what disruption they’ve seen through supply chain issues, et cetera. So, you certainly have automobile production quite a bit off from where it was two, three years ago. So, that’s a contributing factor as well as used vehicle sales as well because a lot of those hitch products will get replaced on used vehicles and there just hasn’t been a whole lot of activity there. So, the channel is pretty full and the dealers are looking to work off a lot of that inventory that was built up over the last 12 to 18 months.

<A – Jason Lippert – LCI Industries>: And we’re the market share leader in automotive aftermarket on hitches and towing. So, as soon as new vehicles pop back up, I mean, we’ll see our demand pop up and sales pop up as well.

<Q – Fred Wightman – Wolfe Research LLC>: Perfect. Thanks, guys.

Operator: Thank you. Our final question comes from Bret Jordan from Jefferies. Your line is now open.

<Q – Bret Jordan – Jefferies LLC>: Hey, good morning, guys. On the...

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Bret Jordan – Jefferies LLC>: ...600 basis points to 700 basis points of sequential margin decline, could you kind of carve out what you see as deleveraging from lower volume versus the timing of some of the price benefits you’ve had? I think you mentioned that some of the material costs had come down as you had a higher price deal, but you’d renegotiated as of July, and just sort of parse out volume versus pricing...

<A – Brian Hall – LCI Industries>: Yeah.

<Q – Bret Jordan – Jefferies LLC>: ...in that margin trend.

<A – Brian Hall – LCI Industries>: Yeah. I mean, I’d probably look at it today going into the third quarter – and I’m roughing this out in my head right now, Bret. So, I’d say, it’s 25% price, and 75% RV volume. So, the RV volume is the key driver to that. We did have a July 1 price decrease that went into effect. That’s certainly reflected in the numbers that you’re seeing for the report – the July number we reported being only up 5% year-over-year. So, I think we’re back to a more normalized period right now. We benefit from these plus-50% type numbers for a while now and we’re back to more normalized year-over-year. So, expecting that July run rate to be consistent or a good proxy for the third quarter, 5% to 7%. And that’s got the price adjustment piece baked into it. And from a margin perspective, I’d say, to my point earlier, it’s probably more driven by just the absorption of the fixed cost on the RV decline.

<Q – Bret Jordan – Jefferies LLC>: Okay, great. And then a question – I think earlier there was talk of on the M&A outlook, and I guess at 1.3 times levered on a trailing 12-month and obviously there might be some decline in the forward 12 months maybe gets you closer to your actual leverage target of 1.5, do you think that you would be less active in the near term as you sort of look at the cycle or are you thinking that you’d be looking at M&A regardless of where we go in the next 6 or 12 months because it’s just stable enough long term?

<A – Brian Hall – LCI Industries>: Yeah. I mean, your point is – you’re spot on. Leverage is lower today. We’re benefiting from the high – the record levels of EBITDA that we’ve turned in. So, I would expect in the back half of the year for that leverage ratio to start to trend a little bit back up, but likely end up right around where our strategic target is at 1.5 times. So, I think we’ll be in a comfortable position to execute on what we need to from a strategic perspective. If the right opportunities are there, I think regardless of what’s going on, I think that we have the ability to execute in M&A where we need to. I don’t think we’re looking to explode the balance sheet again. So, we’re certainly very mindful of that, but it’s certainly an option for us.

<A – Jason Lippert – LCI Industries>: I said we’re comfortable with little more at the 2 times. So, I would tell you that you look at our history of 70-some acquisitions in the last 20 years, our sweet spot is $20 million to $50 million. We’ve made a lot of great acquisitions in that neighborhood on a price range. There will be opportunities and we’re in a great position to take advantage of those opportunities. So, like Brian said, we’re not going to go out and likely do a $300 million acquisition, but there are a lot of smaller acquisitions that we can grow and develop and plug into our distribution network with customers and our markets. And we’re hopeful that we get to look at those opportunities in the coming months.

<A – Brian Hall – LCI Industries>: Yeah. And the last point I would add was regarding our own Lippert inventories. We certainly have talked in the past. We’ve strategically increased those to be able to support the record levels of volume. I still think there’s more than a couple of hundred million dollars that we can pull out of inventory. So, that additional cash will certainly help from that perspective as well.

<A – Jason Lippert – LCI Industries>: That’s right.

<Q – Bret Jordan – Jefferies LLC>: Great. Thank you.

Operator: Thank you. That concludes today’s Q&A session. I’ll now refer you back to Jason Lippert for further remarks.

...

Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Yeah. I just want to go back to a comment I made in my initial remarks, which is these little downspouts on the RV business, they never last long and remind everybody that 80% of Americans through a lot of surveys said they’re going to take road trips this summer. 65 million people said that they’re going to camp with their family this summer. The RV industry continues to grow, and there’s lots of opportunity for us and our peers in this business. So, we look forward to talking to you on the next quarter’s call. Thank you. Bye.

Operator: That concludes today’s call. You may now disconnect your line.

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